EXHIBIT (23)



                   INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
CPI Corp.:


     We consent to incorporation by reference in the registration statements Nos. 33-50082 and 002-86403 on Forms S-8 of CPI Corp. of our reports dated April 8, 1999, relating to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 6, 1999 and February 7, 1998 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 6, 1999, and the related schedule, which reports appear in the 1998 annual report on Form 10-K of CPI Corp.






/s/ KPMG LLP
-------------------------
    KPMG LLP





St. Louis, Missouri
April 8, 1999








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